Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Proxy Statement of Office Depot, Inc. that is made part of the Registration Statement and related Prospectus of Staples, Inc. for the registration of its common stock and to the incorporation by reference therein of our reports dated March 6, 2015, with respect to the consolidated financial statements and schedule of Staples, Inc., and the effectiveness of internal control over financial reporting of Staples, Inc., included in Staples, Inc.’s Annual Report (Form 10-K) for the year ended January 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 20, 2015